CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference, in the Registration Statement #333-18667 on Amendment No. 1 to Form SB-2 on Form S-3, the Registration Statement #333-39327 on Form S-8, the Registration Statement
#333-65303 on Form S-3, and the Registration Statement #333-82137 on Form S-8, of our report dated February 25, 1999 (except as to Note 12 which is dated March 4, 1999 and Note 13 which is dated July 2, 1999) which appears on page F-2 of the annual report on Form 10-KSB of MyTurn.com, Inc. (f/k/a Compu-DAWN, Inc.) for the year ended December 31, 1998 and on page F-2 of the amendment to the Annual Report on Form 10- KSB/A, Amendment No. 1 of MyTurn.com, Inc. for the year ended December 31, 1998.


                                                 /s/ Lazar Levine & Felix LLP
                                                 LAZAR LEVINE & FELIX LLP


New York, New York
February 11, 2000